Name of Registrant:
Templeton Emerging Markets Income Fund

File No. 811-07866

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 26, 2010. The purposes of the meeting was to elect five (5) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Frank J. Crothers, Frank A. Olson, Gregory E. Johnson,
Charles B. Johnson and J. Michael Luttig and the ratification of PricewaterhouseCoopers LLP. No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal 1.  The election of five Trustees:



                              % of         % of         % of       % of Shares
                            outstanding Shares         outstanding Present and
Term Expiring 2013   For       Shares   Voted  Withheld   Shares      Voting

Frank J. Crothers  42,952,552   90.73%  97.46%  1,117,609   2.36%      2.54%
Frank A. Olson     42,750,368   90.31%  97.01%  1,319,793   2.79%      2.99%
Charles B. Johnson 42,754,670   90.32%  97.02%  1,315,491   2.78%      2.98%
Gregory E. Johnson 42,834,380   90.48%  97.20%  1,235,781   2.61%      2.80%



                            % of       % of             % of      % of Shares
                          outstanding Shares          outstanding Present and
Term Expiring 2011  For      Shares    Voted   Withheld  Shares     Voting

J. Michael Luttig 42,912,212  90.65%  97.37%  1,157,949   2.45%     2.63%

*Harris J. Ashton, Ann Torre Bates, Edith E. Holiday, David W. Niemiec, Larry D. Thompson, Constantine D. Tseretopoulos and Robert E. Wade
Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010.

        Shares Voted      % of outstanding Shares    % of Voted Shares
For       43,403,363             91.69%                   98.49%
Against     374,105              0.79%                    0.85%
292,692     292,692              0.62%                    0.66%
Total    44,070,160             93.10%                  100.00%